Exhibit 99.1
10250 Regency Circle, Suite 100
Omaha, Nebraska 68114
402-391-0010
Fax 402-391-4144
www.gptrust.com       NYSE: GPP
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Nancy D. Olson CFO/Treasurer 402-391-0010 Ext. 202	Marilyn Windsor General Inquiries 702-515-1260	Diane Hettwer Analyst Inquiries 312-640-6760
FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 2, 2005
GOVERNMENT PROPERTIES TRUST ANNOUNCES SECOND-QUARTER, SIX-MONTH FINANCIAL RESULTS
OMAHA, Neb.—August 2, 2005—Government Properties Trust, Inc. (NYSE: GPP), a self-managed, self-administered real estate investment trust, today announced results for the three- and six-month periods ended June 30, 2005.
Second-Quarter 2005 Results
Funds from operations (FFO) was $1.6 million, or $0.08 per diluted share, and net loss was ($712,000), or ($0.03) per diluted share, for the three months ended June 30, 2005. This compares with FFO for the three months ended June 30, 2004, of $355,000, or $0.02 per diluted share, and a net loss of ($121,000), or ($0.01) per diluted share. The weighted average number of diluted shares outstanding was 20.6 million for the quarter ended June 30, 2005 and 20.5 million for the same quarter in 2004. Total revenue for the three months ended June 30, 2005 was $6.3 million compared with $1.8 million for the same quarter in 2004. See the attachment to this press release for reconciliation of FFO and net loss, the most directly comparable Generally Accepted Accounting Principles (GAAP) measure.
Significant Second-Quarter Events
•	Completed the acquisition of the 270,000-square-foot Niagara Center property in Buffalo, N.Y., for approximately $70.6 million. The property is the Company’s largest acquisition to date.
•	Completed the acquisition of the 35,000-square-foot 186 Exchange property in Buffalo for approximately $5.4 million.
•	Completed the acquisition of the 50,000-square-foot Drug Enforcement Agency (DEA) Special Testing Lab in Sterling, Loudoun County, Va., for approximately $19.5 million.
•	Completed a $39.1 million, 10-year loan for the 1201 Lloyd Street Property in Portland. The loan carries a fixed rate of 5.49 percent amortized over an average of approximately 30 years.
•	Assumed a $15.7 million, loan for the DEA Special Testing Lab. The loan carries a fixed rate of 7.98 percent with monthly payments of principal and interest through March 2020.
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Six-Month 2005 Results
FFO was $2.9 million, or $0.14 per basic and diluted share, and net loss was ($772,000), or ($0.04) per basic and diluted share, for the six months ended June 30, 2005, compared with FFO of ($2.3) million, or ($0.13) per diluted share, and a net loss of ($3.0) million, or ($0.17) per diluted share, for the same period last year. The weighted average number of basic and diluted shares outstanding was 20.6 million the first half of 2005 and 17.6 million for the first six months of 2004. Total revenue was $10.8 million compared with $2.9 million for the year-ago period.
Portfolio Overview
On June 30, 2005, Government Properties Trust’s portfolio consisted of 16 properties totaling approximately 1.2 million rentable square feet with an aggregate contract purchase price of $299.6 million. The properties are 95 percent occupied and have a weighted average remaining lease term of approximately 9.8 years.
Significant Accomplishments Subsequent to June 30, 2005
•	Completed the acquisition of the 122,475-square-foot Internal Revenue Service Annex property in Martinsburg, Berkeley County, W.V., for approximately $30.1 million.

•	Amended and extended the Company’s $50.0 million revolving credit facility.

•	Paid a second-quarter dividend of $0.15 per share in July 2005.
Thomas D. Peschio, Government Properties Trust’s President and Chief Executive Officer, commented, “We deployed $175.0 million for properties year-to-date, which was clearly the most active acquisition period for our young company. We remain focused on meeting our goal of being fully deployed by year-end 2005. In fact, the proceeds from our initial public offering will be fully invested by year-end, however, our portfolio may not be fully leveraged at that time.”
Acquisition Update
Currently, Government Properties Trust has four properties consisting of approximately 446,000 rentable square feet under contract for an aggregate purchase price of approximately $77.0 million at an indicated weighted average capitalization rate of 8.52 percent. Assuming the Company is able to close the purchase of all of the foregoing properties as currently contemplated, these closings are expected to occur between the third quarter of 2005 and the first quarter of 2006.
In addition, the Company has five acquisition prospects currently in various stages of internal underwriting and due diligence consisting of approximately 620,000 rentable square feet, representing an aggregate purchase price of $149.0 million.
Second-Quarter Conference Call and Webcast
Government Properties Trust will hold a conference call to discuss second-quarter results at 11:00 a.m. Eastern time on Wednesday, August 3, 2005. The conference call will be simulcast live on the Internet, and can be accessed by logging onto www.vcall.com or the Company’s Web site at www.gptrust.com. A replay will be available at the company’s site.
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Supplemental Quarterly Financial and Operating Data
Government Properties Trust publishes supplemental quarterly financial and operating data that can be found under the Investor Relations section of the company’s Web site at www.gptrust.com.
About Government Properties Trust, Inc.
Government Properties Trust, Inc. invests primarily in single tenant properties under long-term leases to the U.S. government. Government Properties Trust, Inc. is a self-managed, self-administered real estate investment trust, or REIT. The company is located at 10250 Regency Circle, Suite 100, Omaha, NE 68114.
Legal Notices
Forward-looking information
This press release contains forward-looking statements. These forward-looking statements include estimates regarding:
•	the expected revenues from our properties,

•	our use of Offering proceeds, and

•	our growth strategy and intentions.
These and other forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.
Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the fact that our management only recently joined us; we must invest the proceeds of our recent Offering on acceptable terms and timeframes; we depend on the U.S. government for a significant portion of our revenues; our properties may have a higher risk of terrorist attack because the U.S. government is our principal tenant; we plan to incur debt to finance, on average, approximately 75% of the acquisition cost of the properties we buy; some of our leases may not provide for a full pass-through of increases in property operating costs; we may make distributions that include a return of capital as well as the other the risks discussed from time to time in our SEC filings.
All forward-looking statements included in this press release are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.
Non-GAAP Financial Information
This press release contains non-GAAP financial information, including funds from operations (FFO). This press release also contains the most directly comparable GAAP information and a GAAP to non-GAAP reconciliation.
We believe FFO is useful to investors as an indicator of our ability to service debt and pay cash distributions. We use FFO for internal budgeting and planning purposes.
FFO, as calculated by us, may not be comparable to FFO reported by other companies that do not define these terms exactly as we define them. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income
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or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.
For additional information, please visit the Government Properties Trust, Inc. web site at www.gptrust.com.
Financial Tables and Non-GAAP to GAAP Reconciliations Follow
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GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004
	(UNAUDITED)
ASSETS
Real estate at cost
Land	$26,493,237	$13,713,237
Buildings and improvements	231,651,712	117,069,518
Tenant origination costs	47,599,844	26,628,718
Real estate under development	3,751,181	1,180,523
Furniture and equipment	196,916	185,818

	309,692,890	158,777,814
Accumulated depreciation	(7,071,984)	(3,407,147)

	302,620,906	155,370,667
Cash and cash equivalents	24,524,349	93,814,813
Restricted cash escrows	19,632,475	2,103,338
Tenant receivables	3,182,770	1,501,850
Notes receivable from tenant	634,512	665,216
Deferred costs, net	2,226,325	937,156
Real estate deposits	3,514,581	685,993
Other assets	1,928,585	1,241,554

Total assets	$358,264,503	$256,320,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$4,743,087	$3,226,655
Dividends payable	3,108,242	3,104,340
Mortgage notes payable (including premium of $1,482,178 and $0, respectively)	185,863,352	77,584,897

Total liabilities	193,714,681	83,915,892
Stockholders’ equity
Common stock ($0.01 par value; 50,000,000 shares authorized, 20,721,796 and 20,695,567 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively)	205,771	205,223
Additional paid-in capital	188,760,833	188,259,230
Accumulated deficit	(23,048,517)	(16,059,758)
Accumulated other comprehensive loss	(1,368,265)	—

Total stockholders’ equity	164,549,822	172,404,695

Total liabilities and stockholders’ equity	$358,264,503	$256,320,587

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GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(UNAUDITED)		(UNAUDITED)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2005	2004	2005	2004
Revenue
Rental income	$6,140,991	$1,677,748	$10,465,101	$2,721,741
Tenant reimbursements and other	132,119	164,195	311,773	164,195

Total revenue	6,273,110	1,841,943	10,776,874	2,885,936
Expenses
Property operations	1,123,448	335,772	1,978,450	583,550
Real estate taxes	568,865	172,928	1,025,069	321,025
Depreciation and amortization	2,342,620	483,486	3,664,837	763,594
General and administrative	1,200,637	958,641	2,340,909	1,989,186

Total expenses	5,235,570	1,950,827	9,009,265	3,657,355

Operating income (loss)	1,037,540	(108,884)	1,767,609	(771,419)
Other income (expense)
Interest income	440,741	387,264	1,098,934	630,533
Interest expense	(2,132,950)	(367,319)	(3,470,677)	(766,148)
Expense from issuance and exercise of warrant	—	—	—	(2,097,900)
Amortization of deferred financing fees	(57,687)	(74,900)	(168,113)	(78,514)

Loss from continuing operations	(712,356)	(163,839)	(772,247)	(3,083,448)

Discontinued operations:
Income from operations of disposed property	—	42,497	—	46,368

Net loss	$(712,356)	$(121,342)	$(772,247)	$(3,037,080)

Earnings per share (basic and diluted):
Loss from continuing operations	$(0.03)	$(0.01)	$(0.04)	$(0.17)
Income from discontinued operations	—	—	—	—

Net loss	$(0.03)	$(0.01)	$(0.04)	$(0.17)

Distributions declared per share	$0.15	$0.15	$0.30	$0.30

Weighted average shares outstanding (basic and diluted)	20,572,833	20,509,303	20,556,391	17,610,800

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GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(UNAUDITED)
	SIX MONTHS ENDED
	JUNE 30,
	2005	2004
Operating activities
Net loss	$(772,247)	$(3,037,080)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,664,837	763,594
Amortization of deferred financing fees	168,113	78,514
Compensation expense	362,148	260,725
Expense from issuance and exercise of warrant	—	2,097,900
Changes in assets and liabilities:
Tenant receivables	(1,680,920)	(426,882)
Other assets	(698,129)	(903,802)
Accounts payable and accrued expenses	288,169	681,783

Net cash provided by (used in) operating activities	1,331,971	(485,248)

Investing activities
Expenditures for real estate	(131,097,833)	(43,744,334)
Deposits on future real estate purchases	(2,828,588)	(1,400,000)
Development of real estate assets	(2,570,658)	—
Restricted cash escrows	(17,529,137)	(388,747)
Note receivable from tenant	30,704	(684,818)
Restricted cash for letter of credit	—	(17,373,393)

Cash used in investing activities	(153,995,512)	(63,591,292)

Financing activities
Financing fees	(1,457,282)	(286,261)
Net (repayment) borrowing under lines of credit	—	(3,047,655)
Proceeds from mortgage notes payable	91,732,219	—
Payments on mortgage notes payable — affiliate	—	(1,639,219)
Repayments of advances from affiliate	—	(102,873)
Principal payments on mortgage notes payable	(689,251)	(153,421)
Proceeds from sale of common stock	—	193,202,100
Offering costs paid	—	(16,242,443)
Dividends paid	(6,212,609)	(3,249,611)

Net cash provided by financing activities	83,373,077	168,480,617

Net (decrease) increase in cash and cash equivalents	(69,290,464)	104,404,077
Cash and cash equivalents, beginning of period	93,814,813	760,859

Cash and cash equivalents, end of period	$24,524,349	$105,164,936

Non-Cash Financing Activity
Assumption of mortgage note payable included in real estate, net	$15,753,309	$—

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GOVERNMENT PROPERTIES TRUST, INC.
FFO RECONCILIATION

	THREE MONTHS		SIX MONTHS
	ENDED		ENDED
	JUNE 30,		JUNE 30,
	2005	2004	2005	2004
Net loss	$(712,356)	$(121,342)	$(772,247)	$(3,037,080)
Adjustments to reconcile to funds from Operations:
Real estate depreciation and amortization (a)	2,335,204	476,775	3,650,021	754,515

Funds from Operations	$1,622,848	$355,433	$2,877,774	$(2,282,565)

Funds from Operations per common share	$0.08	$0.02	$0.14	$(0.13)

Weighted average common shares outstanding	20,572,833	20,509,303	20,556,391	17,610,800

(a)	Excludes depreciation of non-real estate assets of $7,416 and $6,711 for the three months ended June 30, 2005 and 2004, respectively and $14,816 and $9,079 for the six months ended June 30, 2005 and 2004, respectively.
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